CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A-4 of our audit report dated March 24, 2021, with respect to the balance sheet of Glidelogic Corp. as of January 31, 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from December 11, 2020 (inception) to January 31, 2021. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Glidelogic Corp.’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Offering Statement.

Spokane, Washington

September 21, 2021